Exhibit 43

AMENDMENT NO. 1 TO CONTRIBUTION AGREEMENT

This AMENDMENT NO. 1, dated as of December 21, 2011 (the “Amendment”), is made and entered into by and among MX Holdings Two, Inc., a Delaware corporation (“Merger Sub”), MFW Holdings One LLC, a Delaware limited liability company (“Holdings One”), MFW Holdings Two LLC, a Delaware limited liability company (“Holdings Two”), Ronald O. Perelman (“Mr. Perelman”, and together with Mergers Sub, Holdings One and Holdings Two, the “Original Parties”) and MX Holdings One, LLC, a Delaware limited liability company (“Parent”), and amends the Contribution Agreement, dated September 12, 2011 (the “Agreement”), by and among the Original Parties.

WHEREAS, pursuant to the Agreement, Mr. Perelman agreed to subscribe for shares of common stock, par value $.01 per share, of Merger Sub for aggregate consideration consisting of 133,334 shares of MFW common stock, par value $.01 per share (the “Perelman Contributed Shares”);

WHEREAS, it is contemplated that prior to the consummation of the transactions contemplated by the Agreement, through one or more transactions the Perelman Contributed Shares will be transferred to Parent, an entity of which Mr. Perelman beneficially owns 100% of the capital stock (the “Transfer”); and

WHEREAS, the parties are entering into this Amendment to consent to the Transfer, and to provide that effective upon the Transfer all rights and obligations of Mr. Perelman pursuant to the Agreement shall inure to Parent and all rights and obligations of Mr. Perelman pursuant to the Agreement shall terminate and be released in full.

NOW, THEREFORE, in consideration of the mutual agreements set forth herein and for other good and valuable consideration, the parties hereto hereby agree as follows:

1. The parties hereby consent to the Transfer. Effective upon the Transfer all rights and obligations of Mr. Perelman pursuant to the Agreement shall inure to Parent and all rights and obligations of Mr. Perelman pursuant to the Agreement shall terminate and be released in full.

2. The amendments to the Agreement contemplated by this Amendment are limited precisely as written and shall not be deemed to be an amendment to any other terms or conditions of the Agreement. The Agreement shall continue in full force and effect as amended by this Amendment in accordance with its terms. References to the “Agreement” shall be deemed to be references to the Agreement, as amended by this Amendment.

3. Each of the parties hereto shall execute such documents and other instruments and take such further actions as may be reasonably required to carry out the provisions hereof.

4. No amendment of any provision of this Amendment shall be valid unless such amendment is in writing and signed by the parties hereto. No failure or delay by any party hereto in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

5. This Amendment may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing sentence, all of the terms and provisions of this Amendment shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

6. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.

7. This Amendment may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by facsimile shall be effective as delivery of a manually executed counterpart to this Amendment.

8. Any term or provision of this Amendment that is held invalid or unenforceable in any jurisdiction by a court of competent jurisdiction will, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Amendment or affecting the validity or unenforceability of any of the terms or provisions of this Amendment in any other jurisdiction. If any provision of this Agreement is so broad as to be held unenforceable by a court of competent jurisdiction, such provision shall be interpreted to be only so broad as is enforceable.

9. Nothing in this Amendment, express or implied, is intended to confer upon any person not a party to this Amendment any rights or remedies under or by reason of this Amendment.

10. Each of the parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Amendment were not performed by them in accordance with the terms hereof and that each party shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

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IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

MX HOLDINGS TWO, INC.

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

MFW HOLDINGS ONE LLC

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

MFW HOLDINGS TWO LLC

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

RONALD O. PERELMAN

/s/ Ronald O. Perelman

MX HOLDINGS ONE, LLC

By:	/s/ Barry F. Schwartz
Name:	Barry F. Schwartz
Title:	Executive Vice Chairman

[Amendment No. 1 to Contribution Agreement]